Exhibit 99. 3

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

October 17, 2008

Re:	World Monitor Trust III – Series J (“Series J”)

Dear Unitholder:

Please be advised that, beginning November 30, 2008, World Monitor Trust III – Series J will no longer be publicly offered and will only be available on a private placement basis to “accredited investors” pursuant to Regulation D under the Securities Act of 1933. This change in the manner in which Series J Units are offered will have no material impact on current investors as there will be no change in the fees and expenses and redemption terms of the Series J Units and the management and investment strategy and reports provided to investors of the Series J.

The only change with respect to the Series J is the method by which Units will be available, and the increased suitability standard of persons subscribing for Series J Units. Because Series J Units will be available on a private placement basis, new subscribers (and existing investors making additional subscriptions) must be made by persons that are “accredited investors” as defined in Regulation D under the Securities Act of 1933. For current investors that are not “accredited investors,” you will not be required to redeem your current Series J Units, but you will not be able to purchase additional Series J Units.

For new subscribers, the minimum initial investment will be $25,000, unless you are benefit plan investor (including IRAs), in which case your minimum initial investment will be $10,000. The minimum additional subscription amount for current investors will be $5,000.

Please speak to your Financial Advisor for more information and/or a current copy of the Series J Confidential Private Placement Memorandum and Disclosure Document and Subscription Agreement.

We appreciate the support you have shown to-date for World Monitor Trust III and Kenmar.

Best Regards,

/s/ Esther E. Goodman
Esther E. Goodman Senior Executive Vice President and Chief Operating Officer Preferred Investment Solutions Corp.